Exhibit 5

HORTON CAPITAL PARTNERS FUND, LP

1717 ARCH STREET, 39TH FLOOR

PHILADELPHIA PA 19103

March 3, 2017

BY ELECTRONIC MAIL, FACSIMILE AND OVERNIGHT MAIL

CPS Technologies Corporation

111 South Worcester Street

Norton, Massachusetts 02766-2102

Attn:	Susan E. April, Vice President, Administration and Secretary

Re:	Notice of Stockholder Nomination of Individuals for Election as Directors and Submission of a Business Proposal at the 2017 Annual Meeting of Stockholders of CPS Technologies Corporation

Dear Ms. April:

This letter serves as notice to CPS Technologies Corp., a Delaware corporation (“CPSH” or the “Company”), as to the nomination by Horton Capital Partners Fund, LP, a Delaware limited partnership (“Horton” or the “Nominating Stockholder”), of nominees for election to the Board of Directors of CPSH (the “Board”) and as to the submission of a business proposal at the 2017 annual meeting of stockholders of CPSH, or any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof (the “Annual Meeting”).

This letter and all Exhibits attached hereto are collectively referred to as the “Notice.” As of the date of this Notice, Horton is the direct beneficial owner of 638,468 shares of common stock, $0.01 par value per share (the “Common Stock”), of CPSH, including 1,000 shares that are held in record name, representing approximately 4.8% of the outstanding shares of Common Stock.

Through this Notice, Horton hereby nominates, and notifies you of its intent to nominate at the Annual Meeting, Thomas J. Coffey, Mitchell H. Herbets, Michael J. Howe, Leo L. Linehan and Matthew Moynihan (the “Nominees”) to be elected to the Board at the Annual Meeting. Horton believes that the terms of four (4) directors currently serving on the Board expire at the Annual Meeting and, if this remains the case, Horton intends to withdraw one (1) of its Nominees. Notwithstanding the foregoing, to the extent that there are in excess of four (4) vacancies on the Board to be filled by election at the Annual Meeting or the Company increases or decreases the size of the Board above or below its existing size, Horton reserves the right to either withdraw certain or all of its Nominees or to nominate additional nominees for election to the Board at the Annual Meeting. Additional nominations made pursuant to the preceding sentence are without prejudice to the position of Horton that any attempt to increase the size of the current Board or to classify the Board constitutes an unlawful manipulation of CPSH’s corporate machinery.

Through this Notice, Horton also hereby submits, and notifies you of its intent to submit, a business proposal for approval by stockholders at the Annual Meeting (the “Proposal”) to amend the Company’s By-Laws (the “Bylaws”) to: (i) establish a majority vote standard in uncontested director elections, and a director resignation policy to address the status of an unelected director, and (ii) retain a plurality vote standard for contested director elections, when the number of director nominees exceeds the number of board seats.

If this Notice shall be deemed for any reason by a court of competent jurisdiction to be ineffective with respect to the Proposal or the nomination of any of the Nominees nominated by Horton at the Annual Meeting, or if any individual Nominee shall be unable to serve for any reason, this Notice shall continue to be effective with respect to the Proposal and/or the remaining Nominee(s) and as to any replacement nominee(s) selected by Horton. The Nominating Stockholder intends to solicit proxies in support of the Proposal and the Nominees’ election in accordance with applicable law and intends to comply with applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder.

Horton reserves the right to challenge any action that may be taken by the Company, including any amendment to the Bylaws, that would have the effect of enjoining Horton from submitting its business proposal or nominating the Nominees at the Annual Meeting or that would contravene with or have the effect of invalidating any of this Notice.

Below please find information required by Article 1, Section 1.11 of the Bylaws. Information included in any subsection below shall also be deemed to be information provided in response to items requested in any other subsection of this Notice. The inclusion or incorporation by reference of information in this Notice shall not be deemed to constitute an admission that any such information is required by Article 1, Section 1.11 of the Bylaws.

I.	A full description of each item of business proposed to be brought before the Annual Meeting:

The Nominating Stockholder intends to submit the Proposal and seek the election of the Nominees to the Board at the Annual Meeting. The Nominating Stockholder is submitting the Proposal for the reasons described below. The Nominating Stockholder is seeking the election of the Nominees at the Annual Meeting because it believes that the addition of the Nominees to the Board is necessary to help enhance stockholder value at the Company. Neither the Nominating Stockholder nor any of the beneficial owners on whose behalf the nomination is made has any material interest in the submission of the Proposal or the nomination of the Nominees other than their interests in their capacities as stockholders of the Company. The Nominating Stockholder intends to solicit proxies in support of the election of the Nominees and the Proposal in compliance with all applicable securities laws. The Nominating Stockholder intends to appear in person or by proxy at the Annual Meeting to nominate the Nominees and support the Proposal.

Through this Notice, Horton hereby submits a business proposal for approval by stockholders at the Annual Meeting to amend Section 1.9 of the Bylaws to: (i) establish a majority vote standard in uncontested director elections, and a director resignation policy to address the status of an unelected director, and (ii) retain a plurality vote standard for contested director elections, when the number of director nominees exceeds the number of board seats. Section 1.9 of the Bylaws currently states that any election by stockholders shall be determined by a plurality of the votes cast by the stockholders entitled to vote at the election. Accordingly, the Nominating Stockholder proposes that stockholders approve the following resolution to amend Section 1.9 of the Bylaws:

Proposed Resolution:

“RESOLVED: That the stockholders of CPS Technologies Corporation (“Company”) approve an amendment to Section 1.9 of the Company’s By-Laws (the “Bylaws”) to provide that directors shall be elected: (i) by the affirmative vote of the majority of votes cast at a meeting of stockholders with a director resignation policy to address the status of an unelected director, and (ii) by a plurality vote standard for contested director elections, that is, when the number of director nominees exceeds the number of board seats.

The language of the proposed Bylaw amendment:

Section 1.9 of the Bylaws is hereby amended and restated to read as follows:

“1.9. Action at Meeting. When a quorum is present at any meeting, the holders of a majority of the stock present or represented and voting on a matter (or if there are two or more classes of stock entitled to vote as separate classes, then in the case of each such class, the holders of a majority of the stock of that class present or represented and voting on a matter) shall decide any matter to be voted upon by the stockholders at such meeting, except when a different vote is required by express provision of law, the Certificate of Incorporation or these By-Laws. Each director shall be elected by the affirmative vote of the majority of the votes cast with respect to that director’s election at any meeting for the election of directors at which a quorum is present, provided, however, that if, as of the 10th day preceding the date the Corporation first mails its notice for such meeting to stockholders, the number of nominees exceeds the number of directors to be elected (a “Contested Election”), the directors shall be elected by the vote of a plurality of the votes cast by stockholders entitled to vote in the election of directors at such meeting of stockholders at which a quorum is present. For purposes of this Section 1.9, election by “the affirmative vote of the majority of the votes cast” means the votes cast “for” a director’s election must exceed the votes cast “against” that director’s election. If, in an election that is not a Contested Election, a director does not receive a majority of the votes cast, such director shall submit an irrevocable resignation to the Nominating and Compensation Committee of the Board of Directors, or such other committee as may be designated by the Board of Directors pursuant to these Bylaws. Such committee shall make a recommendation to the Board of Directors as to whether to accept or reject the resignation of such incumbent director, or whether other action should be taken. The Board of Directors shall act on the resignation, taking into account the committee’s recommendation, and within 90 days following certification of the election results shall publicly disclose its decision regarding the resignation and, if such resignation is rejected, the rationale behind the decision. The committee in making its recommendation and the Board of Directors in making its decision each may consider any factors and other information that they consider appropriate and relevant.”

Reasons for Proposing Such Business:

Horton believes the election of directors is the most powerful way that stockholders can influence the strategic direction of a public company to enhance shareholder value. Horton (and 2017 ISS proxy voting guidelines) believes a majority vote standard in uncontested director elections is necessary in order to provide stockholders a meaningful role in the election of directors. The proposed majority vote standard requires that a director nominee receive a majority of the votes cast in an election in order to be formally elected. The Company’s current plurality vote standard is not well-suited for the typical director election that involves only management’s slate of nominees running unopposed. Under these circumstances, a director nominee is elected with as little as a single affirmative vote, even if a substantial majority of the “withhold” votes are cast against the nominee. So-called “withhold” votes simply have no legal consequence in uncontested director elections. Horton believes that a majority vote standard in uncontested director elections establishes a challenging vote standard for board nominees, enhances board accountability, and improves the performance of boards and individual directors. With a majority vote standard in place, and a director resignation policy to address the status of an unelected director, Horton believes that this would establish a meaningful right for stockholders to elect directors at the Company. Horton believes sound corporate governance practices, such as the majority vote standard in an election of directors, will impose the level of management accountability necessary to help insure that a good performance record continues over the long-term.

Other than as stated herein, the Nominating Stockholder does not intend to bring any other business before the Annual Meeting.

II.	The name and address of the person proposing to bring such business before the Annual Meeting:

The Nominating Stockholder believes its name and address appear on the Company’s books and records as follows:

Name	Address

Horton Capital Partners Fund, LP	1717 Arch Street, 39th Floor Philadelphia, PA 19103

In addition, the names and addresses of the following affiliates of Horton, who may be deemed to beneficially own shares of Common Stock as set forth elsewhere in this Notice, are as follows:

Name	Address

Horton Capital Management, LLC (“Horton Management’)	1717 Arch Street, 39th Floor Philadelphia, PA 19103

Horton Capital Partners, LLC (“Horton Partners”)	1717 Arch Street, 39th Floor Philadelphia, PA 19103

Joseph Manko, Jr.	1717 Arch Street, 39th Floor Philadelphia, PA 19103

The name and address of each of the Nominees are as follows:

Thomas J. Coffey	5 Brampton Road Malvern, PA 19355

Mitchell H. Herbets	1000 S. Ocean Boulevard, Boca Raton, FL 33432

Michael J. Howe	1717 Arch Street, 39th Floor Philadelphia, PA 19103

Leo L. Linehan	31 Danielle Drive Grafton, MA 01519

Matthew Moynihan	3 Blueberry Lane Sterling, MA 01564

III.	The class and number of shares held of record, held beneficially and represented by proxy by such person as of the record date for the Annual Meeting (if such a date has then been made publicly available ) and as of the date of such Notice:

The record date for the Annual Meeting has not yet been publicly disclosed. The following table sets forth the class and number of shares held of record and held beneficially by the Nominating Stockholder and its affiliates, as of the date of this Notice:

Name	Class	Series	Beneficial Ownership

Horton	Common stock, par value $0.01	—	638,468 shares of Common Stock owned directly, 1,000 shares of which are held in record name.

Horton Management	Common stock, par value $0.01	—	638,468 shares of Common Stock beneficially owned (consisting of the shares directly owned by Horton).

Horton Partners	Common stock, par value $0.01	—	638,468 shares of Common Stock beneficially owned (consisting of the shares directly owned by Horton).

Joseph Manko, Jr.	Common stock, par value $0.01	—	638,468 shares of Common Stock beneficially owned (consisting of the shares directly owned by Horton).

Thomas Coffey	Common stock, par value $0.01	—	0 shares of Common Stock beneficially owned.

Mitchell Herbets	Common stock, par value $0.01	—	0 shares of Common Stock beneficially owned.

Michael Howe	Common stock, par value $0.01	—	0 shares of Common Stock beneficially owned.

Leo Linehan	Common stock, par value $0.01	—	0 shares of Common Stock beneficially owned.

Matthew Moynihan	Common stock, par value $0.01	—	0 shares of Common Stock beneficially owned.

Below is certain additional information with respect to the Nominating Stockholder and the Nominees. The inclusion of such information in this Notice shall not be deemed to constitute an admission that any such information is required by Article 1, Section 1.11 of the Bylaws.

Any other information relating to the Nominating Stockholder that may be required to be disclosed in solicitations of proxies for the election of directors in a contested election pursuant to Regulation 14A under the Exchange Act:

The Nominating Stockholder intends to solicit proxies in support of the Proposal and the Nominees’ election in accordance with applicable law and intends to comply with applicable requirements of the Exchange Act, and the rules and regulations promulgated thereunder. The manner in which the anticipated solicitation will be undertaken, and information regarding the costs associated therewith and any potential reimbursement, is presently unknown. Horton has not engaged a proxy solicitor at this time. The participants in the solicitation are anticipated to be Horton, Horton Management, Horton Partners, Joseph Manko, Jr. and the Nominees (each a “Participant” and, collectively, the “Participants”). The business address of each of the Participants is as set forth elsewhere in this Notice.

The principal business of Horton is investing in securities. The principal business of Horton Partners is serving as the general partner of Horton. The principal business of Horton Management is serving as the investment manager of Horton. The principal occupation of Joseph Manko, Jr. is serving as the managing member of each of Horton Management and Horton Partners. The principal occupation of each of the Nominees is as set forth in their biographies below.

The class and number of shares of Common Stock beneficially owned by each of the Participants is as set forth elsewhere in this Notice. For information regarding purchases and sales of securities of the Company during the past two years by each of the Participants, please see Exhibit A attached hereto. The shares of Common Stock directly owned by Horton were purchased with working capital (which may, at any given time, include margin loans made by brokerage firms in the ordinary course of business) in open market purchases, except as otherwise set forth in Exhibit A. Each of the Participants disclaims beneficial ownership with respect to the shares of Common Stock reported owned in this Notice except to the extent of its or his pecuniary interest therein.

Thomas J. Coffey, age 64, is the Managing Director of Philly CFO, providing part-time chief financial officer services to companies with revenues from $5 to $100 million, since June 2015. He has also served since February 2014 as a member of the Board of Directors of X-Nav Technologies, LLC, a privately-held medical device company that develops surgical products for the dental market. Prior to that, he served as a Partner at B2B CFO Partners, LLC, a nationwide firm providing CFO services to entrepreneurial and growth oriented companies, from 2005 to May 2015. Prior to that, Mr. Coffey served as a Director of Westmoreland Coal Co. (NASDAQ: WLB), a $400+ million company with operations in the coal and energy sectors, from 2000 until May 2012. Mr. Coffey served as Vice President, Operations Analysis of Unisys Corporation (NYSE: UIS), a major American manufacturer of business equipment, from 1998 to 1999. He was also the Senior Vice President, Chief Financial Officer and Treasurer of Intelligent Electronics, Inc., a provider of information technology products and services, from 1995 to 1997, and Partner of KPMG LLP from 1985 to 1995. Mr. Coffey has spent more than 30 very active years as a senior business executive and has over 25 years of diversified management experience working with both public and private companies. He is a Certified Public Accountant. Mr. Coffey holds a Bachelor of Science degree in Accounting and Finance and Masters of Business Administration degree, both from Drexel University. He attended the KPMG Partner Development Program at Harvard University and the KPMG International Partner Program at the Wharton School of the University of Pennsylvania. Mr. Coffey’s extensive experience as a senior executive and proven expertise in strategic planning, financial matters and operations will make him a valuable addition to the Board.

Mitchell H. Herbets, age 59, currently serves as the Chairman of Thales Defense and Security, Inc., formerly Thales Communications, Inc. (“Thales”), a US based technology company serving the defense and federal markets with solutions for the ground tactical, airborne and avionics, and naval/maritime elements, since 2010. Prior to that, he served as the President and Chief Executive Officer of Thales from 2000 to 2010. Prior to his promotion, Mr. Herbets served in various positions, including as senior vice general manager from 1987 to 2000, along with a number of senior executive positions in program management president and, engineering, and marketing at Thales. Mr. Herbets serves on the Board of the Wireless Telecom Group (NYSEMKT: WTT), a public company that provides advanced technology solutions to the commercial wireless market, since June 2015. His career includes four years of service with the U.S. Army with the final rank of captain; Associate for Booz, Allen and Hamilton Inc., a strategy and technology consulting firm, from 1986 to 1987 and Program Manager for Magnavox Electronics Systems Company, an electronics manufacturing company, from 1983 to 1986. Mr. Herbets serves as a member of the Advisory Council of the Lehigh University Electrical and Computer Engineering Department, since 2010. Mr. Herbets received a Masters of Business Administration degree from the George Washington University and a Bachelor of Science degree in electrical engineering from Lehigh University. Mr. Herbets’ experience serving as an executive and board member in global technology companies and in depth knowledge of the technology sector will be an asset to the Board.

Michael J. Howe, age 68, has been a Managing Director at Mufson Howe Hunter & Company LLC, a FINRA affiliate and SIPC member Broker Dealer specializing in financial advisory (M&A) and capital raising engagements for public and private corporations, since 2003. He also has served as a Senior Principal at The Horton Fund, a collaborative activist fund, since March 2013. Prior to those positions, Mr. Howe served as the President and Director of Investment Banking at the Susquehanna International Group, LLP (“SIG”), a global proprietary trading, investment and institutional sales/research firm which specializes in derivative financial instruments from 1994 to 2002. He also served as an Investment Manager at Heights Capital Management, an affiliate of SIG, from 1995 to 2002 during which time he oversaw investments in approximately 100 companies, mostly technology. Mr. Howe previous financial services experience also includes serving as the President, Chief Operating Officer and Director of Research/Senior Analyst, Board Member and Co-Founder of Foley Mufson Howe & Company, a research firm specializing in investment banking and proprietary equity research from 1992 to 1994. From 1990 to 1992, Mr. Howe served as Managing Director and Director of Research/Senior Analyst at Pennsylvania Merchant Group (now PMG Capital, LLC), an investment banking firm specializing in high technology and emerging growth companies. Prior to that, Mr. Howe served as Managing Director and Director of Research/Senior Analyst, Chair of Stock Selection Committee, Member of Commitment Committee, Investment Policy Committee and Director of Wheat First Securities/Butcher & Singer, a brokerage firm that was a predecessor of Wachovia Securities, now Wells Fargo Advisors, LLC (NYSE:WFC) from 1981 to 1990. Mr. Howe’s experience also includes commercial and industrial experience, including positions held at General Electric Company (NYSE:GE), a multinational conglomerate that operates in Power & Water, Oil and Gas, Aviation, Healthcare, Transportation and Capital, Leeds & Northrup/General Signal, a manufacturer of control systems technology primarily serving the transportation and telecommunication industries, Honeywell International Inc., an American multinational conglomerate company that produces a variety of commercial and consumer products, engineering services and aerospace systems and Applied Information Industries. Mr. Howe holds a Masters of Business Administration in Strategic Planning and General Management from the Wharton

School of the University of Pennsylvania and a Master of Science in Systems Engineering from the Moore School of the University of Pennsylvania. He holds a Bachelor of Science degree in Electrical Engineering, specializing in Control Systems & Communications from Villanova University, where he was elected to Tau Beta Pi and Eta Kappa Nu. Mr. Howe’s experience in senior management and comprehensive skill as a financial advisor, investor, and strategist will make him a valuable asset to the Board.

Leo L. Linehan, age 53, is currently the Vice President and General Manager at MacDermid-Enthone Advanced Electronic Solutions, a division of MacDermid Performance Solutions, that provides solutions for micro scale circuitry challenges, since December 2015. Prior to that, Mr. Linehan was the Vice President and General Manager of Electronic Chemicals at OM Group Incorporated (NYSE:OMG), a metal-based chemistry firm providing specialty chemicals, advanced materials and technologies, from June 2014 to December 2015. Prior to that, beginning in 1997 until June 2014, Mr. Linehan held several executive and management positions at Dow Electronic Materials (formerly Rohm and Haas), a segment of the Dow Chemical Company (NYSE:DOW) (“Dow”), global supplier of enabling materials for applications such as consumer electronics, flat panel displays and telecommunications. From January 2012 to June 2014, Mr. Linehan was the Business Group General Manager for Growth Technologies at Dow. Mr. Linehan also served as the Global General Manager for Advanced Packaging Technologies from 2008 until January 2012. He also served as a Strategic Account Executive for Microelectronic Technologies from 2005 to 2008. Mr. Linehan was the Director of Technology for Microelectronic Technologies from 2001 until 2005. He began his career at Dow as a Manager of Core Technology from 1997, until being promoted to Senior Manager in 1999. Prior to working at Dow, from 1986 until 1997, Mr. Linehan was a Development Engineering Manager and Staff Engineer at IBM Microelectronics, formerly a segment of International Business Machines Corporation (NYSE:IBM). Mr. Linehan holds 14 issued U.S. patents in the fields of lithography, polymer dielectrics and plasma etch processes. He holds a Bachelor of Science in Chemistry from Rochester Institute of Technology. Mr. Linehan’s experience as an executive officer and his experience as an innovator and patent-holder provide him with a unique skill set that will make him a valuable addition the board.

Matthew Moynihan, age 54, has had numerous technical and commercial leadership roles across various business segments over the past 26 years at Dow Electronic Materials (formerly Rohm and Haas), a segment of the Dow Chemical Company (NYSE:DOW) (“Dow”), global supplier of enabling materials for applications such as consumer electronics, flat panel displays and telecommunications. Mr. Moynihan is serving the Global General Manager of Metal Organic Technologies business which is a market leader in manufacturing metal organic pre-cursors used in light-emitting-diodes for electronics and lighting industries since January 2015. Additionally, since February 2016, Mr. Moynihan has served as Merger Integration Manager for Dow Electronic Materials working with DuPont Electronics and Communications, a segment of E. I. du Pont de Nemours and Company (NYSE: DD), a company primarily engaged in enabling materials for applications such as solar cells/ modules, consumer electronics, flat panel displays and telecommunications. Mr. Moynihan previously served as the Global Director of Engineering for Semiconductor Lithography Technologies at Dow, from June 2012 to December 2014. Prior to that, Mr. Moynihan initiated a new business as the Global Director of Marketing and Research for Interconnect Technologies at Dow, from January 2007 to May 2012. Mr. Moynihan holds 11 patents in the field of semiconductor wafer and printed wire board processing. Mr. Moynihan earned his Bachelors of Science in Chemical Engineering from the University of New Hampshire, and graduated cum laude from Babson College with his Masters of Business Administration in Entrepreneurship. Mr. Moynihan’s diverse managerial experience, technical depth as a patent-holder, entrepreneurial background and comprehensive knowledge of the industry will make him an asset to the Board.

All of the Nominees are citizens of the United States.

Each of the Nominees has consented to be named as a Nominee in this Notice, to be named as a Nominee in any proxy statement filed by Horton or its affiliates in connection with the solicitation of proxies from the Company stockholders in connection with the Annual Meeting and to serve as a director of the Company, if so elected (each, a “Consent” and collectively, the “Consents”). Such Consents are attached hereto as Exhibit B.

The Nominating Stockholder believes that each Nominee presently is, and if elected as a director of the Company, each of the Nominees would be, an “independent director” within the meaning of (i) applicable NASDAQ listing standards applicable to board composition, including Rule 5605(a)(2), and (ii) Section 301 of the Sarbanes-Oxley Act of 2002. Except as otherwise set forth herein, no Nominee is a member of the Company’s compensation, nominating or audit committee that is not independent under any such committee’s applicable independence standards.

Except as otherwise set forth in this Notice (including the Exhibits hereto), (i) during the past 10 years, no Participant has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors); (ii) no Participant directly or indirectly beneficially owns any securities of the Company; (iii) no Participant owns any securities of the Company which are owned of record but not beneficially; (iv) no Participant has purchased or sold any securities of the Company during the past two years; (v) no part of the purchase price or market value of the securities of the Company owned by any Participant is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities; (vi) no Participant is, or within the past year was, a party to any contract, arrangements or understandings with any person with respect to any securities of the Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies; (vii) no associate of any Participant owns beneficially, directly or indirectly, any securities of the Company; (viii) no Participant owns beneficially, directly or indirectly, any securities of any parent or subsidiary of the Company; (ix) no Participant or any of his or its associates was a party to any transaction, or series of similar transactions, since the beginning of the Company’s last fiscal year, or is a party to any currently proposed transaction, or series of similar transactions, to which the Company or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $120,000; (x) no Participant or any of his or its associates has any arrangement or understanding with any person with respect to any future employment by the Company or its affiliates, or with respect to any future transactions to which the Company or any of its affiliates will or may be a party; (xi) no Participant has a substantial interest, direct or indirect, by securities holdings or otherwise in any matter to be acted on at the Annual Meeting; (xii) no Participant holds any positions or offices with the Company; (xiii) no Participant has a family relationship with any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer and (xiv) no companies or organizations, with which any of the Participants has been employed in the past five years, is a parent, subsidiary or other affiliate of the Company. There are no material proceedings to which any Participant or any of his or its associates is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries. With respect to each of the Participants, none of the events enumerated in Item 401(f)(1)-(8) of Regulation S-K of the Exchange Act occurred during the past ten years.

Other than as disclosed in this Notice, there are no arrangements or understandings between the Nominating Stockholder and any other person or persons pursuant to which the nomination are to be made by the Nominating Stockholder.

*            *             *

Please address any correspondence to Horton, Attention: Joseph Manko, Jr., telephone (215) 399-5402 (with a copy to its counsel, Olshan Frome Wolosky LLP, Attention: Andrew Freedman, telephone (212) 451-2250, facsimile (212) 451-2222, email: afreedman@olshanlaw.com). The giving of this Notice is not an admission that any purported procedures for notice concerning the nomination of directors to the Board and submission of business proposals are legal, valid or binding, and Horton reserves the right to challenge their validity. If CPSH contends this Notice is incomplete or is otherwise deficient in any respect, please notify Horton, Attention: Joseph Manko, Jr., telephone (215) 399-5402 (with a copy to its counsel, Olshan Frome Wolosky LLP, Attention: Andrew Freedman, telephone (212) 451-2250, facsimile (212) 451-2222, email: afreedman@olshanlaw.com), setting forth the facts that CPSH contends support its position and specifying any additional information believed to be required. In the absence of such prompt notice, Horton will assume that CPSH agrees that this Notice complies in all respects with the requirements of the Bylaws. Horton reserves the right to withdraw or modify this Notice at any time.

Very truly yours,

HORTON CAPITAL PARTNERS FUND, LP

By:	Horton Capital Partners, LLC, its General Partner

By:
	Name:	Joseph Manko, Jr.
	Title:	Managing Member of Horton Capital Partners, LLC

EXHIBIT A

TRANSACTIONS IN SECURITIES OF THE COMPANY

DURING THE PAST TWO YEARS

Class of Security	Amount of Securities Purchased/(Sold)	Date of Purchase/Sale
HORTON CAPITAL PARTNERS FUND, LP
Common Stock	3650	3/4/2015
Common Stock	4000	3/9/2015
Common Stock	1007	3/10/2015
Common Stock	3393	3/11/2015
Common Stock	5871	3/12/2015
Common Stock	2306	3/20/2015
Common Stock	1884	3/23/2015
Common Stock	100	3/31/2015
Common Stock	600	4/2/2015
Common Stock	2500	4/13/2015
Common Stock	100	4/15/2015
Common Stock	100	4/16/2015
Common Stock	100	4/17/2015
Common Stock	100	4/20/2015
Common Stock	1750	5/5/2015
Common Stock	10000	5/29/2015
Common Stock	(500)	6/2/2015
Common Stock	(300)	6/9/2015
Common Stock	218124	6/9/2015
Common Stock	400	6/30/2015
Common Stock	7300	7/6/2015
Common Stock	6450	7/7/2015
Common Stock	2	7/28/2015
Common Stock	2	7/29/2015
Common Stock	1100	7/31/2015
Common Stock	400	8/6/2015
Common Stock	554	8/10/2015
Common Stock	500	8/12/2015
Common Stock	1423	8/13/2015
Common Stock	2876	8/14/2015
Common Stock	7000	8/17/2015
Common Stock	600	8/18/2015
Common Stock	1400	8/19/2015
Common Stock	4900	8/20/2015
Common Stock	1113	8/24/2015
Common Stock	5100	8/25/2015
Common Stock	1555	9/28/2015
Common Stock	1300	9/29/2015

Common Stock	9634	9/30/2015
Common Stock	492	10/7/2015
Common Stock	2308	10/8/2015
Common Stock	300	10/20/2015
Common Stock	2000	10/30/2015
Common Stock	502	12/18/2015
Common Stock	750	12/23/2015
Common Stock	1000	12/28/2015
Common Stock	12300	12/29/2015
Common Stock	5000	12/30/2015
Common Stock	13500	12/31/2015
Common Stock	1000	1/29/2016
Common Stock	4000	2/29/2016
Common Stock	1200	3/31/2016
Common Stock	457	4/29/2016
Common Stock	(9700)	5/6/2016
Common Stock	500	5/27/2016
Common Stock	11000	5/31/2016
Common Stock	437	6/2/2016
Common Stock	23	6/16/2016
Common Stock	2	6/22/2016
Common Stock	946	6/23/2016
Common Stock	408	6/24/2016
Common Stock	218	6/28/2016
Common Stock	200	6/29/2016
Common Stock	1070	6/30/2016
Common Stock	6800	7/29/2016
Common Stock	(11720)	8/4/2016
Common Stock	(999)	8/5/2016
Common Stock	(8101)	8/25/2016
Common Stock	(600)	8/26/2016
Common Stock	(300)	9/14/2016
Common Stock	(1178)	9/21/2016
Common Stock	500	9/30/2016
Common Stock	3500	10/31/2016
Common Stock	3500	10/31/2016
Common Stock	8719	11/30/2016
Common Stock	251	12/1/2016
Common Stock	400	12/1/2016
Common Stock	1000	12/2/2016
Common Stock	1000	12/8/2016
Common Stock	27100	12/23/2016
Common Stock	6362	12/27/2016
Common Stock	34034	12/28/2016
Common Stock	9070	12/29/2016
Common Stock	15064	12/30/2016
Common Stock	5000	1/3/2017
Common Stock	800	1/4/2017
Common Stock	2500	1/9/2017
Common Stock	500	1/10/2017

Common Stock	1500	1/19/2017
Common Stock	500	1/20/2017
Common Stock	2244	1/31/2017
Common Stock	7500	2/27/2017
Common Stock	22500	2/28/2017

EXHIBIT B

CONSENTS